Exhibit 99.1

NEWS RELEASE

Contact: Kevin Olsen, CFO, kolsen@dormanproducts.com, (215) 997-1800. Visit our website at www.dormanproducts.com

Dorman Products, Inc. Announces the Appointment of

Kelly Romano to its Board of Directors

COLMAR, PENNSYLVANIA (November 9, 2017) – Dorman Products, Inc. (NASDAQ:DORM) today announced that Kelly Romano has been appointed as an independent director of the Company’s Board of Directors, effective immediately. Ms. Romano’s appointment expands the Board to 7 directors, 5 of whom are independent directors. Ms. Romano will be a member of the Company’s Audit, Compensation and Corporate Governance and Nominating committees.

Ms. Romano has been an executive advisory board member of Gryphon Investors, a private equity firm focused on middle-market investment opportunities, since December 2016, and a senior advisory partner for Sand Oak Capital Partners, LLC, a private equity firm focused on industrial and manufacturing investments, since May 2016. From 1984 to April 2016, Ms. Romano had an extensive senior executive career at United Technologies Corporation (“UTC”) (NYSE:UTX), a diversified company that provides high technology products and services to the building and aerospace industries, most recently as President, Intelligent Building Technologies for the UTC Building & Industrial Systems business. Prior to that, Ms. Romano served as Corporate Vice President, Business Development and in several roles in UTC’s Fire & Security and Carrier Corporation businesses; including as President, Building Systems & Services, and President, Distribution Americas. Ms. Romano received her M.B.A. from Syracuse University and B.S. from State University of New York at Buffalo.

Mr. Mathias Barton, the Company’s Chief Executive Officer, said: “We are excited to welcome Kelly to our Board of Directors. Kelly’s broad general management experience across several global businesses and strong track record of success will provide tremendous value to the Dorman Board. We appreciate her willingness to serve as a director and look forward to benefiting from her judgement and counsel.”

Dorman Products, Inc. is a leading supplier of Dealer “Exclusive” automotive replacement parts, automotive hardware, brake products, and household hardware to the Automotive Aftermarket and Mass Merchandise markets. Dorman products are marketed under the Dorman®, OE Solutions™, HELP!®, AutoGrade™, First Stop™, Conduct-Tite®, TECHoice™, Dorman® Hybrid Drive Batteries and Dorman HD Solutions™ brand names